Exhibit A

ASSET PURCHASE AGREEMENT

BETWEEN

ADVANCED CARDIOVASCULAR SYSTEMS, INC.

AND

NOVOSTE CORPORATION

APRIL 21, 2004

Table of Contents

ARTICLE 1 SALE AND PURCHASE		1
1.1	Sale of List	1
1.2	No Other Assets or Liabilities	1

ARTICLE 2 CONSIDERATION		1
2.1	Purchase Price	1
2.2	Closing Payment	1
2.3	Earnout Payments	2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		4
3.1	Organization, Standing and Power	4
3.2	Authority; Binding Agreement	4
3.3	No Conflicts	4
3.4	List	4
3.5	Financial Information in List	5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		5
4.1	Organization, Standing and Power	5
4.2	Authority; Binding Agreement	5
4.3	No Conflicts	5

ARTICLE 5 CLOSING		5
5.1	Closing	5
5.2	Deliveries by Seller	5
5.3	Deliveries by Buyer	5

ARTICLE 6 CERTAIN COVENANTS AND AGREEMENTS		5
6.1	Transition Out of Seller Product	5
6.2	Cooperation in Transitioning Customers to Buyer	7
6.3	Transition Team	7
6.4	Product Bundling	8
6.5	Limitation by Law and Contractual Obligations	8
6.6	Credits, Allowances and Refunds	8

ARTICLE 7 NON-COMPETITION; CONFIDENTIALITY		8
7.1	Covenant Not to Compete; Nondisparagement	8
7.2	Confidentiality	9
7.3	Certain Remedies	10

ARTICLE 8 INDEMNIFICATION		11
8.1	Indemnification	11
8.2	Certain Survival Periods	12
8.3	Notice of Claims	12
8.4	Exclusivity	12

ARTICLE 9 MISCELLANEOUS		12
9.1	Expenses and Taxes	12
9.2	Further Assurances	12
9.3	Entire Agreement	13
9.4	Certain Interpretations	13
9.5	Notices	13
9.6	Counterparts	14

i

9.7	Successors	14
9.8	Amendments and Waivers	14
9.9	Assignment	14
9.10	Enforceability	14
9.11	Governing Law	14

Exhibit

Exhibit 6.5	Certain Legal and Contractual Limitations

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into effective April 21, 2004 (the “Closing Date”), at 5:30 p.m. Eastern Daylight Time, between Advanced Cardiovascular Systems, Inc., a California corporation (“Seller”), and Novoste Corporation, a Florida corporation (“Buyer”). Seller and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A. Seller manufactures and sells its GALILEO® Intravascular Radiotherapy System (the ”Seller Product”).

B. The Parties desire that Seller sell and transfer, and Buyer purchase, Seller’s current list of customers in the Territory (as defined below) to whom Seller sells the Seller Product, which contains Seller’s related contact information for such customers, a statement (by month and number of units) of Seller’s 2003 catheter sales relating to the Seller Product in the Territory and a statement (by month) of Seller’s 2003 revenue derived from radiation fees relating to the Seller Product in the Territory (collectively, the “List”), upon and subject to the terms and conditions herein.

AGREEMENT

In consideration of the mutual covenants herein and other good and valuable consideration, the receipt of which are hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1

SALE AND PURCHASE

1.1 Sale of List. Subject to the provisions of this Agreement, Seller hereby sells and transfers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the List. Such sale, transfer and purchase are occurring with the execution and delivery of this Agreement.

1.2 No Other Assets or Liabilities. No other assets, including any intellectual property, product, contract or other list (and no interest in any of them), and no liabilities of Seller, will be sold, conveyed, licensed, assigned or otherwise transferred to, or assumed by, Buyer.

ARTICLE 2

CONSIDERATION

2.1 Purchase Price. As consideration for the List and the representations, warranties, covenants and agreements of Seller herein, Buyer will pay to Seller the amounts stated in this Article 2 in the manner specified herein.

2.2 Closing Payment. At Closing (as defined below), Buyer will pay to Seller an amount equal to $2,500,000 (the “Closing Payment”), in cash, by wire transfer of immediately available funds to the bank account or accounts designated by Seller.

2.3 Earnout Payments.

(a) Transition Period Earnout Payments. At the times described below, Buyer will pay to Seller an amount equal to 5% of Net Sales (as defined below) for sales of Buyer Products (as defined below) to a Person on the List, which sales occur during the Transition Period (as defined below), provided that prior to such sale Seller has Deactivated the Seller Product (as defined below) at such Person’s location.

(b) Post-Transition Period Earnout Payments. At the times described below, Buyer will pay to Seller an amount equal to 5% of Net Sales for all sales of Buyer Products in the Territory that occur during the period that commences on the day immediately following the Transition Period and ends on the fifth anniversary of the Closing Date.

(c) Cap on Earnout Payments and No Double Counting. The total amount payable to Seller under Sections 2.3(a) and 2.3(b), in the aggregate, will not exceed $4,000,000. The obligation to make payments to Seller under Sections 2.3(a) and 2.3(b) is imposed only once with respect to the same unit of the Buyer Products.

(d) Timing of Payments and Statements. On or before the 30th day following each calendar quarter, Buyer will pay to Seller all amounts owed to Seller pursuant to this Section 2.3 for sales during such preceding calendar quarter. Any amount actually owed, but not paid when due, will bear interest until paid, payable to Seller, at 1% per month commencing on the day immediately following the applicable due date (or, if less, at the maximum rate then permitted by law). Buyer will give to Seller, with each such payment, a written report stating in reasonable detail Buyer’s calculations of such payment and related information.

(e) Review of Books and Records. Buyer will maintain accurate books and records related to the sale of the Buyer Products sufficient to calculate, and allow Seller to verify, the payments under this Section 2.3. From time to time prior to the sixth anniversary of the Closing Date, Seller will have the right to review, and Buyer will provide access to, such books and records to verify the accuracy of such payments, provided that such reviews will not occur more frequently than once per calendar year. Each such review will be (i) upon not less than 10 days’ prior notice to Buyer, (ii) conducted during normal business hours, (iii) conducted by Seller’s independent accounting firm and (iv) conducted in a manner so as to not unreasonably interfere with Buyer’s operations. If any such review accurately determines that additional amounts are due to Seller, then Buyer will pay to Seller such additional amounts within 15 days following Seller’s notice to Buyer thereof. Seller will bear the full cost and expense of each such review, except if a discrepancy exists in favor of Seller in excess of 5% for a period so reviewed (as compared to payments actually made regarding such period), then Buyer will bear, and promptly pay to Seller, the full cost and expense of such review.

(f) Certain Definitions and Related Provisions.

(i) “Net Sales” means the amount of gross revenue received by Buyer or any of its Affiliates regarding sales of Buyer Products in the Territory to third parties, less the amount actually allowed by Buyer or such Affiliate to such third parties regarding Buyer Products for (A) normal and customary credits and allowances for rejections or returns, (B) normal and customary charges for transportation, shipping and handling and insurance regarding such transportation, shipping and handling, in each case to the extent included in gross revenue and (C) sales, excise and similar taxes and any duties and other governmental charges actually imposed upon sales (but excluding taxes in the nature of income taxes), in each case to the extent included in gross revenue. If Buyer Products are sold in the Territory as part of a bundle or kit that incorporates or includes other products, then Net Sales will be computed using that part of such sale reasonably allocated to the value of such Buyer Products as compared to the value of the bundle or kit sold without such Buyer Products. To ensure that Seller receives its full rights to payment under this Section 2.3 and that gross revenue from a single Buyer Product is not double counted, the following will apply:

(1) If the right to sell any of the Buyer Products in the Territory is, directly or indirectly, sold, assigned, licensed or otherwise transferred to any other Person, then sales of Buyer Products in the Territory by (and the associated gross revenue of or received by) such other Person will also be deemed to be by (and gross revenue of or received by) Buyer for purposes of determining Net Sales; provided, however, that for sales of any of the Buyer Products to a distributor that is not an Affiliate of Buyer, Net Sales will be based on the gross revenue from such sale to such distributor, and not on the sale by such distributor to the ultimate customer.

(2) To the extent gross revenue is received by an Affiliate of Buyer with respect to a Buyer Product sold in the Territory and any portion thereof is then paid or distributed by such Affiliate to Buyer or another Affiliate of Buyer, such portion paid or distributed will not be double counted in Net Sales, as Seller will receive payment for such single Buyer Product based on such gross revenue received by such Affiliate.

(ii) “Deactivated the Seller Product” means, with respect to any Seller Product at a specific location in the Territory, that Seller has (A) permanently ceased providing to such location the radiation source used with such Seller Product or (B) removed from, or caused there not to be at, such location any catheters for use in connection with the Seller Product.

(iii) “Buyer Products” means all current and future coronary intravascular radiation therapy products, including Buyer’s Beta Cath™ System.

(iv) “Transition Period” means the period that commences at Closing and ends on the six-month anniversary of the Closing Date.

(v) “Affiliates” means, with respect to any particular Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of such definition, the terms “controlling,” “controlled by” or “under common control with” mean (A) ownership of all or substantially all of the assets or business of a Person, (B) holding 50% or more of the outstanding equity, governance or participation interests of a Person or (C) holding 50% or more of the outstanding power of a Person to (x) vote (or direct the vote) in electing the governing body of such Person (including the board of directors or similar body), (y) select or appoint (or direct or control the selection or appointment of) such governing body or (z) otherwise control the affairs of such Person.

(vi) “Person” means any individual, trust, corporation, partnership, limited liability company, joint venture, other business association or entity, court, governmental body or governmental agency.

(vii) “Territory” means the United States of America and Canada.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

3.2 Authority; Binding Agreement. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated to be carried out by Seller hereby. All necessary actions with respect to Seller to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been taken and remain in full force and effect. This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies (collectively, “Enforcement Limitations”).

3.3 No Conflicts. After giving effect to Section 6.5, neither the execution or delivery of this Agreement by Seller nor consummation of the transactions contemplated hereby by Seller nor compliance with any of the provisions hereof by Seller will (a) conflict with or give rise to or create any right under the Articles of Incorporation or By-Laws of Seller, (b) constitute (with or without the passage of time, the giving of notice or both) a default under or breach of any contract, agreement, instrument or other binding commitment, in each case whether oral or written (each a “Contract”) to which Seller is a party or by which Seller is bound, (c) result in a violation of any law, statute, rule or regulation or order, writ, injunction, judgment or decree applicable to Seller or (d) give rise to any claim against Buyer for any payment (including any royalty or similar payment) relating to the Seller Product.

3.4 List.

(a) The List has been maintained as a confidential asset of Seller at all times and, to the knowledge of Seller, has not been disclosed or transferred to any Person, except as has been disclosed to Persons (i) employed by Seller or any of its Affiliates or (ii) engaged by Seller or any of its Affiliates as salespersons or otherwise as independent contractors, in each case in connection with performance of services for Seller. The List was independently developed by Seller.

(b) Each representation and warranty in Section 3.4(a) is subject to, and qualified by, this Section 3.4(b). The List, as referred to herein, means the List as a whole and not any component, or group of components, of the List. The List may be a subset of, or overlap with, other lists and information of Seller that Seller is not selling or transferring, and Buyer is not purchasing, hereunder. Many components of the List are publicly and readily available, including names of hospitals and telephone numbers.

3.5 Financial Information in List. The statements of Seller’s 2003 catheter sales in the Territory and 2003 revenue derived from radiation fees in the Territory, in each case that are a part of the List, are each accurate in all material respects.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

4.2 Authority; Binding Agreement. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. All necessary actions with respect to Buyer to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been taken and remain in full force and effect. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by Enforcement Limitations.

4.3 No Conflicts. Neither the execution or delivery of this Agreement by Buyer nor consummation of the transactions contemplated hereby by Buyer nor compliance with any of the provisions hereof by Buyer will (a) conflict with or give rise to or create any right under the Articles of Incorporation or By-Laws of Buyer, (b) constitute (with or without the passage of time, the giving of notice, or both) a default under or breach of any Contract to which Buyer is a party or by which Buyer is bound, (c) result in a violation of any law, statute, rule or regulation or order, writ, injunction, judgment or decree applicable to Buyer or (d) give rise to any claim against Seller for any payment (including any royalty or similar payment) relating to any of the Buyer Products.

ARTICLE 5

CLOSING

5.1 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) will occur on the Closing Date at or after, but will be effective as of, 5:30 p.m., Eastern Daylight Time, at the offices of Seller or at such other time and place as the Parties may agree.

5.2 Deliveries by Seller. At or prior to Closing, Seller will deliver, or cause to be delivered, to Buyer the List.

5.3 Deliveries by Buyer. At Closing, Buyer will pay to Seller the Closing Payment pursuant to Section 2.2.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

6.1 Transition Out of Seller Product. Subject to the other provisions of this Article 6, during the Transition Period, Seller will cease operating its business of manufacturing and selling the Seller Product in the Territory, such that by the end of the Transition Period Seller is no longer engaged in such business in the Territory. In furtherance of the foregoing, the following will apply during the Transition Period:

(a) Shared Accounts. For each customer in the Territory that both (x) the Transition Team (as defined below) identifies as a customer to whom Seller sells the Seller Product and Buyer sells the Buyer Products and (y) Buyer’s members of the Transition Team identify to Seller’s members of the Transition Team as a customer that Buyer intends to continue to service, within 45 days after the date such customer is so identified, Seller will:

(i) cease selling the Seller Product and Deactivate the Seller Product at such customer’s location; and

(ii) use Seller’s commercially reasonable efforts to assist Buyer, as Buyer reasonably requests, in facilitating the transition of such customer’s use of the Buyer Products as replacement for the Seller Product (the actions in these clauses (i) and (ii) are the “Wind Down Actions”).

(b) Top 30% Accounts. For each customer in the Territory not identified pursuant to Section 6.1(a) that the Transition Team does identify as a customer in the top 30% of Seller’s customers in the Territory regarding the Seller Product (based upon revenues from those customers regarding the Seller Product and related catheter utilization), Seller will promptly provide to Buyer any of Seller’s License Information (as defined below) regarding such customer. Within 45 days after the date that Buyer notifies Seller in writing that such customer has obtained such licenses, Seller will complete the Wind Down Actions with respect to such customer. “Seller’s License Information” means non-confidential written information in Seller’s possession that is relevant to Buyer’s or a customer’s attempts to obtain the necessary licenses for such customer’s utilization of Buyer’s radiation isotopes.

(c) Remaining Accounts and Inactive Accounts. For each customer in the Territory not identified pursuant to Section 6.1(a) or 6.1(b), at the times Buyer reasonably requests during the Transition Period, Seller will promptly provide to Buyer any of Seller’s License Information regarding such customer. Within 45 days after the date that Buyer notifies Seller in writing that such customer has obtained such licenses, Seller will complete the Wind Down Actions with respect to such customer. For each customer in the Territory not identified pursuant to Section 6.1(a) or 6.1(b) for which either Buyer does not request such assistance or such licenses are not obtained, Seller will complete the Wind Down Actions with respect to such customer prior to the end of the Transition Period.

(d) Other Wind Down Actions by Seller. Notwithstanding the foregoing terms of this Section 6.1, Seller may (at its discretion) at any time and from time to time commence or complete any of the Wind Down Actions with respect to any customer at times earlier than such terms contemplate; provided, however, that Seller (or any of its members of the Transition Team) will give to Buyer (or any of its members of the Transition Team) notice identifying such customer at least: (i) 10 days prior to so commencing any Wind Down Actions with respect to such customer, if such customer communicates to Seller that such customer desires or intends that Seller commence any of the Wind Down Actions (by way of example only, this clause (i) would apply if such customer tells Seller that such customer intends to promptly cease using the Seller Product or that it intends to promptly transition to any of the Buyer Products or that it is terminating its related contract with Seller); or (ii) 30 days prior to so commencing any Wind Down Actions with respect to such customer, if such customer does not communicate to Seller that such customer desires or intends that Seller commence any of the Wind Down Actions. Throughout the Transition Period, Seller will keep Buyer reasonably informed of the status of the Wind Down Actions, including with respect to any customer for which Seller’s actions are taken earlier than is otherwise required by this Section 6.1.

(e) Certain Exceptions. It is anticipated that there will be exceptions to the categories initially established for the actions set forth in this Section 6.1. It is the responsibility of the Transition Team to identify such exceptions and resolve the issues between the Parties relating to such exceptions so as not to interfere with Buyer’s efforts to provide products to such customers or Seller’s efforts to perform the Wind Down Actions. Without limiting either Party’s rights or remedies relating hereto, if the Transition Team is unable to satisfactorily resolve conflicts relating to such exceptions, the Transition Team will present the unresolved conflicts to senior management of each Party, who will attempt to resolve such conflicts.

(f) Survival. Any obligations that Seller is required to perform under this Section 6.1 within 45 days following notice from Buyer will survive expiration of the Transition Period until such obligations are fully performed.

6.2 Cooperation in Transitioning Customers to Buyer. During the Transition Period, Seller will use commercially reasonable efforts, as Buyer reasonably requests, to cooperate with Buyer to assist Buyer in transitioning customers in the Territory from use of the Seller Product to the Buyer Products.

6.3 Transition Team.

(a) Designation of Transition Team. Immediately following Closing, each Party will designate at least two individuals from such Party, one individual from each Party being an executive officer of such Party, to serve as members of the transition team (the “Transition Team”). At any time and from time to time, a Party may remove, replace or designate additional or other individuals as its members of the Transition Team.

(b) Meetings and Telephone Conferences. During the Transition Period, the Transition Team will meet or conduct telephone conferences as often as necessary to carry out their responsibilities, but no less than once per week during the first 30 days of the Transition Period and no less than once per month during the remainder of the Transition Period. Any member of the Transition Team may request such a meeting or telephone conference, which will be conducted at times and places mutually agreed upon (but no less often than as stated above).

(c) Responsibilities for Coordination. During the Transition Period, the Transition Team will be responsible for coordinating actions between the Parties regarding (i) the matters in this Article 6 and (ii) to the extent applicable, fulfillment of the other terms of this Agreement. Notwithstanding the foregoing, communications, direction and control of each Party and its agents and representatives will be conducted and held by such Party’s own members of the Transition Team (or such other Persons as such Party determines). Neither Party, nor any of its members of the Transition Team, will have any right, power or authority to act on behalf of, or as an agent for, the other Party.

(d) Responsibilities for Field Sales Representatives. During the Transition Period, the Transition Team members of each Party will also oversee the activities and conduct of their own Party’s field sales representatives. Seller will cause its Transition Team members to ensure that Seller’s field sales representatives who are employees of Seller or of any of Seller’s Affiliates cooperate in the matters in this Article 6 during the Transition Period. Buyer will cause its Transition Team members to ensure that Buyer’s field sales representatives cooperate with Seller and its field sales representatives during the Transition Period to maintain good customer relations between Seller and its customers in the Territory. Any material deviations from this intended conduct that become known to a Transition Team member will be reported by such member to the Transition Team and to the management of such member’s Party.

6.4 Product Bundling. During the Transition Period and the Non-Compete Period (as defined below), the Parties may attempt to negotiate mutually agreeable terms under which the Buyer Products would be marketed with certain products of Seller for the purposes of providing purchasing incentives for customers in the Territory. The Parties intend that while such products would be marketed together (as negotiated), each Party would sell, and be liable for any liabilities or obligations regarding, its own products.

6.5 Limitation by Law and Contractual Obligations. Notwithstanding any provision herein to the contrary, each Party acknowledges and agrees that certain legal requirements and contractual obligations exist that may prevent Seller from satisfying all of its obligations in this Article 6 or Section 7.1, all of which legal requirements and contractual obligations are identified by Seller on Exhibit 6.5 hereto. Therefore, Seller will not be obligated to perform any obligation of it in this Article 6 or Section 7.1 to the extent, but only to the extent, that performing such obligation would cause Seller to be in breach or other violation of any (a) law, rule, regulation, ordinance or other legal requirement or (b) contractual obligation of it or any its Affiliates to a third party that exists at Closing; provided, however, that Seller will use its commercially reasonable efforts to encourage each such third party to allow the amendment or termination of such contractual obligation (without liability for Seller or such Affiliate) to permit Seller to fulfill its obligations to Buyer hereunder.

6.6 Credits, Allowances and Refunds. Seller will remain responsible for any (if any) credits, allowances or refunds that are due to Seller’s customers under contracts (or similar arrangements) between Seller and such customers, including any due in connection with the removal of the Seller Product from any of such customer’s locations.

ARTICLE 7

NON-COMPETITION; CONFIDENTIALITY

7.1 Covenant Not to Compete; Nondisparagement. Subject to Section 6.5, throughout the period that commences on the day immediately following the Transition Period and ends on the fifth anniversary of such day (the “Non-Compete Period”), Seller will not, and Seller will cause its Affiliates not to, at any time, directly or indirectly:

(a) manufacture, sell or license any coronary intravascular radiation therapy product in the Territory (the “Restricted Business”);

(b) sell or transfer any of its remaining assets related to the Seller Product to any third party specifically for use in the Restricted Business in the Territory; or

(c) criticize or disparage (whether in writing or orally) Buyer, any of the Buyer Products, coronary intravascular radiation therapy or coronary intravascular radiation therapy products in general, in each case by stating that the Buyer Products, coronary intravascular radiation therapy or coronary intravascular radiation therapy products in general are not an effective or safe treatment modality for treatment of in-stent restenosis; provided, however, that Seller’s obligations under this clause (c), including as relate to its Affiliates, will automatically and permanently cease to exist if at any time any governmental or regulatory agency or authority determines that any of the Buyer Products, coronary intravascular radiation therapy or coronary intravascular radiation therapy products in general are not an effective or safe treatment modality for treatment of in-stent restenosis.

Notwithstanding the foregoing, Seller or any of its Affiliates may (i) invest or hold any equity interest in any Person that, directly or indirectly, engages in the Restricted Business if such Person’s revenue from the Restricted Business constitutes 20% or less of such Person’s total revenue (determined at the time of any investment by Seller or any such Affiliate) and (ii) collect and receive payments regarding sales and licenses of, and similar arrangements regarding, the Seller Product in connection with sales, licenses and arrangements entered into prior to the Non-Compete Period. The Parties acknowledge and agree that the restrictive covenants contained in this Section 7.1 should be treated as a covenant entered into in connection with a sale of a business.

7.2 Confidentiality.

(a) Subject to Sections 7.2(b) and 7.2(c), at all times after Closing, each Party (a “Receiving Party”) will (i) hold Confidential Information (as defined below) of the other Party (the “Disclosing Party”) in strict confidence and not disclose such Confidential Information to any other Person without the prior written consent of the Disclosing Party and (ii) not use any Confidential Information of such Disclosing Party for any purpose other than as permitted by this Agreement and to further the intents and purposes of this Agreement. “Confidential Information” means confidential, non-public and proprietary information of a Party in any form (including in written, printed, oral or electronic form), and whether disclosed to the Receiving Party before or after Closing, including the financial terms of this Agreement, research and development activities, product design details and specifications, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, and personnel information. The List, as a whole, will be the Confidential Information of Buyer. Notwithstanding the foregoing, “Confidential Information” does not mean information that:

(i) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party;

(ii) was within the Receiving Party’s possession prior to its being disclosed to the Receiving Party by the Disclosing Party or becomes available to the Receiving Party on a non-confidential basis, in each case provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information; or

(iii) was independently developed by the Receiving Party without use of, or reference to, any of the Disclosing Party’s Confidential Information, provided that the Receiving Party can reasonably prove such independent development.

(b) If a Receiving Party is required to disclose Confidential Information of the Disclosing Party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the Receiving Party will (i) to the extent practicable, provide advance notice to the Disclosing Party of the required disclosure to allow the Disclosing Party a reasonable opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure (collectively, “Protective Measures”), (ii) if requested by the Disclosing Party, cooperate with the Disclosing Party in seeking Protective Measures and (iii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

(c) Promptly following Closing, each Party (or, if desired by a Party, any of its Affiliates on its behalf) will make a press release regarding the transactions contemplated hereby (but not regarding any financial terms hereof). Such press release of Seller will include, in some form, the following information:

(i) vascular brachytherapy (“VBT”) remains the only proven back-up technology for in-stent restenosis in the Territory;

(ii) due to the significant competitive impact of drug eluting stents, economic forces dictate consolidation of the VBT business into the one company which specializes in the technology, Novoste, allowing Guidant Vascular Intervention to concentrate on its broader product line and clinical trials; and

(iii) each Party believes that the transactions contemplated in this Agreement best serve the interests of its respective customers and such customers’ patients.

Prior to making such press release, each Party will give to the other Party a reasonable opportunity to review such press release and will incorporate the comments of such other Party into such press release to the extent reasonable. Without limiting the foregoing paragraphs of this Section 7.2, except for the above-described press releases, no Party will, and each Party will cause its Affiliates not to, make or issue any public release or announcement concerning the transactions contemplated hereby without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, if a Party is required to make or issue such a public release or announcement by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that such Party will (A) to the extent practicable, provide advance notice to the other Party thereof to allow such other Party an opportunity to take Protective Measures, (B) if requested by such other Party, cooperate with such other Party in seeking Protective Measures and (C) restrict such public release or announcement to only that information that is required to be disclosed.

(d) The rights and obligations in this Section 7.2 are in addition to, and not in limitation of, the rights and obligations pursuant to the Mutual Confidentiality Agreement, dated December 19, 2003, between the Parties, and such Mutual Confidentiality Agreement will remain in full force and effect in accordance with its terms, except that each Party hereby agrees that the penultimate paragraph therein, which reads as follows, is hereby deleted in its entirety: “Neither party will publicize the existence of discussions between the parties or the terms of this Confidentiality Agreement without expressed written permission from the other.”

(e) Seller will promptly notify Buyer if Seller becomes aware of any unauthorized disclosure of the List and will cooperate with Buyer, to the extent Buyer reasonably requests, at Buyer’s expense, in pursuing Buyer’s remedies with respect thereto.

7.3 Certain Remedies.

(a) Breach of Article 7. Seller acknowledges that any breach of this Article 7 may cause damages to Buyer that cannot be measured or compensated adequately and agrees that such breach may cause Buyer irreparable harm, for which injunctive relief may be the only appropriate remedy. In the event of any breach of any provision of this Article 7, without limiting its other rights or remedies relating hereto, the non-breaching Party will be entitled to seek a temporary restraining order, injunction and other equitable relief restraining such breaching Party from committing or continuing such breach.

(b) Failure to Make Required Payments. If Buyer fails to make any payment that is actually owed hereunder when due and such failure continues for a period of 45 days after Seller gives to Buyer written notice of such failure, then, without limiting Seller’s other rights or remedies relating hereto (including regarding any such payment), Seller’s obligations under Section 7.1 (including as relate to Seller’s Affiliates) will automatically and permanently cease to exist.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification.

(a) Indemnification by Seller. Seller will indemnify and hold Buyer and Buyer’s Affiliates and each of their respective officers, directors and shareholders harmless from and against any and all liabilities, damages, losses, claims, assessments, payments, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (each a “Loss” and collectively, “Losses”) arising out of or resulting from any:

(i) breach of any representation or warranty made herein by Seller or in any (if any) agreement or document executed and delivered by Seller pursuant hereto;

(ii) breach or nonperformance of any covenant or obligation to be performed by Seller pursuant hereto or in any (if any) agreement or document delivered by Seller pursuant hereto;

(iii) any product liability claim by a third party related to the Seller Product;

(iv) any third party claim that Buyer’s or Seller’s actions pursuant to this Agreement constitutes a tortuous interference with contractual rights regarding a contract between Seller and such third party; or

(v) action, litigation, investigation, suit, proceeding, demand or judgment incident to any of the foregoing.

(b) Indemnification by Buyer. Buyer will indemnify and hold Seller and Seller’s Affiliates and each of their respective officers, directors and shareholders harmless from and against any and all Losses arising out of or resulting from any:

(i) breach of any representation or warranty made herein by Buyer or in any (if any) agreement or document executed and delivered by Buyer pursuant hereto;

(ii) breach or nonperformance of any covenant or obligation to be performed by Buyer pursuant hereto or in any (if any) agreement or document delivered by Buyer pursuant hereto;

(iii) any product liability claim by a third party related to any of the Buyer Products;

(iv) any third party claim that Buyer’s or Seller’s actions pursuant to this Agreement constitutes a tortuous interference with contractual rights regarding a contract between Buyer and such third party; or

(v) action, litigation, investigation, suit, proceeding, demand or judgment incident to any of the foregoing.

8.2 Certain Survival Periods. Each representation and warranty contained herein will survive the execution and delivery of this Agreement and will remain in full force and effect for a period of 18 months after the Closing Date. For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate until final determination and satisfaction of such claim. All covenants and other agreements (other than representations and warranties) of the Parties in this Agreement and the agreements and documents executed and delivered pursuant hereto (if any), and all associated rights to indemnification, will survive the Closing and will continue in full force thereafter.

8.3 Notice of Claims. A Party seeking indemnification hereunder will give prompt notice to the Party obligated to provide such indemnification (the “Indemnifying Party”) of each claim for indemnification for which such Party proposes to demand indemnification (whether involving a third party or not), specifying the amount and nature of such claim. The failure to promptly give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability or obligation hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

8.4 Exclusivity. Notwithstanding any other provision in this Agreement to the contrary or any (if any) right otherwise existing of either Party or any other Person, the provisions of Section 7.3 and this Article 8 set forth and will be the sole and exclusive remedies regarding any matter contemplated herein or any transaction contemplated hereby.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses and Taxes. Each Party will bear its own costs and expenses incurred in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Buyer will pay all sales, excise, stamp duty, documentary and other taxes (excluding income tax payable by Seller) resulting from or payable in connection with the transactions contemplated hereby, regardless of the Person on whom such taxes are imposed by legal requirements.

9.2 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules, regulations and other legal requirements to consummate and make effective the transactions contemplated by this Agreement.

9.3 Entire Agreement. This Agreement, including any Exhibits hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto.

9.4 Certain Interpretations. The Table of Contents and headings herein are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided herein, the following rules of interpretation apply to this Agreement: (a) the singular includes the plural, and the plural includes the singular; (b) ”or” and “any” are not exclusive; (c) ”includes,” included,” “include” and “including” are deemed to be followed by the words “without limitation”; (d) the words “hereby,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which any such word appears; (e) unless expressly stated otherwise, a reference in this Agreement to an Article, Section or Exhibit is to an article, section or exhibit of this Agreement; and (f) a Party’s obligation to use its “commercially reasonable efforts” means an obligation to use such Party’s commercially reasonable efforts, but without having to incur or undertake any obligation, monetary or otherwise, to any third party.

9.5 Notices. All notices and other required communications to any Party hereunder (other than communications among any of the members of the Transition Team in connection with performing their responsibilities under Article 6) will be in writing and will be effective only if delivered by nationally recognized overnight courier service or mailed by prepaid registered or certified United States mail, return receipt requested, to the applicable addresses below:

If to Seller: Advanced Cardiovascular Systems, Inc. 3200 Lakeside Drive Santa Clara, CA 95054-2807 Attention: General Counsel	with a copy to: Guidant Sales Corporation 111 Monument Circle, 29th Floor Indianapolis, IN 46204 Attention: General Counsel

with a second copy to: Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Attention: Chris E. Hofstad

If to Buyer: Novoste Corporation 3890 Steve Reynolds Boulevard Norcross, GA 30093 Attention: General Counsel	with a copy to: Arnall, Golden & Gregory 2800 One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3400 Attention: Clint Richardson

or to such other address as the Party to whom notice or such communication is to be given may have furnished to the other Party in accordance herewith. Each such notice or communication will be effective upon receipt thereof.

9.6 Counterparts. This Agreement may be executed in any number of counterparts, and any of such counterparts may be delivered by facsimile transmission, each of which will be deemed an original, but all of which, taken together, will constitute one instrument.

9.7 Successors. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.8 Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, will be effective unless it is in writing and signed by each Party. Such modification, amendment, waiver or consent will be effective only in the specific instance and for the purpose for which given. No waiver by any Party of any default, misrepresentation or breach of representation or warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any right arising by virtue of any prior or subsequent occurrence of such kind.

9.9 Assignment. Except as set forth below, neither this Agreement nor any right or obligation hereunder will be assigned or transferred by either Party without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed); provided, that (a) Seller may assign its right to receive payments hereunder to any Affiliate and (b) all (but not less than all) of Buyer’s rights and obligations hereunder may be transferred in connection with a sale of all or substantially all of the assets or stock of Buyer or a merger, reconsolidation or similar transaction in which all other rights and obligations of Buyer are similarly transferred. Any purported assignment or transfer not permitted by this Section will be void.

9.10 Enforceability. The provisions of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability. The provisions of this Agreement will be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision will be deemed amended to the extent necessary to render such provision valid and enforceable and as close to the Parties’ intent as is permissible, such amendment to apply only with respect to the operation of such provision in the jurisdiction in which such adjudication is made.

9.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts-of-law principles.

*            *            *            *              *

IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

ADVANCED CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ MARK A. MURRAY
Its:	Mark A. Murray
Vice President, Finance Business Development

NOVOSTE CORPORATION AND INFORMATION TECHNOLOGY

By:	/s/ ALFRED J. NOVAK
Its:	Alfred J. Novak
President and Chief Executive Officer

Exhibit 6.5

CERTAIN LEGAL AND CONTRACTUAL LIMITATIONS

1.	The customer contract regarding the Seller Product with St. Vincent Hospital and Health Care Center, Inc., Indianapolis, IN requires 45 days’ advance written notice of termination, which may cause a delay in Seller’s ability to perform all its obligations under the Agreement regarding such customer.

2.	The customer contract regarding the Seller Product with St. Joseph’s Hospital, Marshfield, WI requires 60 days’ advance written notice of termination, which may cause a delay in Seller’s ability to perform all its obligations under the Agreement regarding such customer.

3.	Two customer contracts regarding the Seller Product have terms making the existence of such contracts confidential, respectively. For each such contract for which Seller becomes permitted to disclose, Seller will add to the List the information regarding such contract and associated customer that would otherwise have been part of the List on the date hereof, without further payment by Buyer.

4.	The customer contracts regarding the Seller Product with the customers listed below do not expressly state the terms on which Seller may unilaterally terminate such contracts. Therefore, such contracts may not be terminable by Seller within the timeframe required for Seller to perform all its obligations under the Agreement regarding such customers.

(a)	Albany Medical Center Hospital, Albany, NY;

(b)	Baptist Princeton, Birmingham, AL;

(c)	Shawnee Mission Medical Center, Shawnee Mission, KS;

(d)	St. Edward Mercy Medical Center, Fort Smith, AR; and

(e)	St. Patrick Hospital, Missoula, MT.